Exhibit 8.1
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL
TELEPHONE: (212) 574-1200
FACSIMILE: (212) 480-8421
WWW.SEWKIS.COM
1200 G STREET, N.W.
WASHINGTON, D.C. 20005
TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

May 9, 2011
Diana Containerships Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece
011 30 210 947 0000

Re:	Diana Containerships Inc.
Ladies and Gentlemen:
          We have acted as counsel to Diana Containerships Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 9, 2011 relating to the public offering (the “Offering”) of the common stock of the Company, par value $.01 per share (the “Common Stock”).
          In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
          Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
          Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Taxation” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions “Taxation” and “Risk Factors — We may have to pay tax on United States source income, which would reduce our earnings” and “Risk Factors — We may

Diana Containerships Inc.
May 9, 2011

be treated as a ‘passive foreign investment company,’ which could have certain adverse U.S. federal income tax consequences to U.S. holders” in the Registration Statement accurately state our opinion as to the tax matters discussed therein.
          Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
Very truly yours,
/s/ Seward & Kissel LLP